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                            STOCK PURCHASE AGREEMENT

         AGREEMENT made as of the 31st day of October, 1999, by and among REPRO-MED SYSTEMS, INC. of 24 Carpenter Road, Chester, New York 10918 (the "Seller"), Southridge Group, LLC, a Nevada Limited Liability Company (the "Purchaser") of c/o Aaron Grunfeld, 10390 Santa Monica Boulevard, 4th floor, Los Angeles, California 90025 and Yale Farar (the "Guarantor").

                                    RECITALS

         The Seller owns six hundred ninety-nine thousand two hundred (699,200) shares of Common Stock, $.01 par value, of Gamogen, Inc. (the "Corporation") and wishes to sell 649,200 of such shares of Common Stock of Gamogen (the "Subject Shares") representing (52.78%) percent of the outstanding capital stock of the Corporation.

         The Purchaser desires to purchase the Subject Shares from the Seller, thus becoming the control shareholder of the Corporation, and the Seller desires to sell the Subject Shares to the Purchaser, on the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties, and subject to the terms, provisions and conditions hereof, the parties hereto agree as follows:


                                    SECTION 1
                           PURCHASE OF SUBJECT SHARES

         Simultaneously with the execution and delivery hereof, the Seller is selling the Subject Shares to the Purchaser and the Purchaser is purchasing the Subject Shares from the Seller. In connection therewith, the Seller shall deliver one or more certificates representing the Subject Shares and assignments separate therefrom assigning the interest of the Seller in the Subject Shares

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to the Purchaser, or if such certificates are not in the possession of the
Seller, an affidavit of the Seller reciting that such certificates has been lost or destroyed, as the case may be.

                                    SECTION 2
                                 PURCHASE PRICE

         The purchase price for the Subject Shares (the "Purchase Price") is (i) eighty thousand ($80,000) Dollars plus (ii) the delivery of a Purchase Promissory Note in form as annexed hereto as Exhibit A (the "Note") in the principal amount of $183,579. The cash portion of the Purchase Price is being paid herewith, $15,000 out of the deposit previously delivered to Seller and the remainder by certified check or wire transfer in New York clearinghouse funds and the Note is being delivered concurrently herewith. The Guarantor shall guaranty payment of the Note by a guaranty in the form of Exhibit B herewith, to be executed and delivered concurrently herewith.

                                    SECTION 3
                      SELLER'S REPRESENTATIONS AND WARRANTIES

 The Seller warrants and represents to and the Purchaser and agrees as follows:

         3.1 DUE EXECUTION. This Agreement, and the agreements annexed hereto as Exhibits to be signed by the Seller (the "Seller's Documents"), have been duly executed and delivered by the Seller, and are binding and enforceable against the Seller in accordance with their terms.

         3.2 NO VIOLATION. The execution of the Seller's Documents by the Seller and the consummation of the transactions contemplated herein and therein do not violate any indenture, mortgage, deed of trust or other agreement to which the Seller is a party or by which it is bound, or any order or judgment of any court to which the Seller is subject

         3.3 ENFORCEABILITY. The Seller's Documents are enforceable against the Seller in accordance with their terms.

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         3.4 GOOD TITLE. The Seller is the owner of, and has good and marketable title to, the Subject Shares, free and clear of all claims, liens and encumbrances of any kind or nature whatsoever.

         3.5 FINANCIAL STATEMENTS. The Seller represents and warrants that it has made available to Purchaser true and complete copies of each 10KSB and 10QSB report filed by the Corporation with the Securities and Exchange Commission after February 28, 1997 (the "Corporation's SEC Filings"). As of their respective dates, the Corporation's SEC Filings were prepared in accordance with GAAP and complied in all material respects with the requirements of the Securities Act of 1934 (the "Exchange Act").

         3.6 CLOSING BALANCE SHEET. The Corporation's closing balance sheet delivered herewith shows an amount of cash at least equal to all its liabilities (including all contingent liabilities) at the Closing Date after giving effect to the sale of assets to Seller under the Asset Purchase Agreement. To the knowledge of the Seller the Corporation has no contingent liabilities or debt which should have been disclosed on such balance sheet.

         3.7 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The copies of the Certificate of Incorporation and By-laws of the Corporation previously delivered to the Purchaser are true and correct copies thereof.

         3.8 CAPITAL STOCK. As of the Closing Date, the authorized capital stock of the Corporation consists of four million (4,000,000) shares of Common Stock, $.01 par value, of which one million two hundred thirty thousand (1,230,000) are issued and outstanding. The Corporation has warrants outstanding to purchase up to two hundred thousand (200,000) shares of Common Stock of the Corporation at $10.00 per share expiring June 3, 2000. The Corporation has no commitment by which it is or may become obligated to issue any other shares of its Common Stock or other securities.


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         3.9 FINANCIAL RECORDS. The Seller will make available to the Purchaser from time to time during business hours upon reasonable request the books and records of the Corporation which shall be retained by the Seller for at least six (6) years.

         3.10 STOCKHOLDER AND WARRANTHOLDER LISTS. To the best of knowledge of the Seller the stockholder list and warrantholder list of the Corporation which has been made available to the Purchaser is true and correct. Purchaser acknowledges that it has received a copy of the stockholder list from the transfer agent of the Corporation and has been advised that no warrantholder list is currently available.

         3.11 ABSENCE OF LITIGATION. There is no action, suit, claim, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against or affecting the Corporation, nor to the best knowledge of the Corporation, does there exist any basis for any such action, suit, claim, proceeding or investigation.

         3.12 NO EMPLOYEES. The Corporation has no employees, is not subject to a collective bargaining agreement and is not subject to the ERISA provisions.

         3.13 TAX RETURNS. To the knowledge of Seller the Corporation has filed all Federal and State tax returns which have been due.

         3.14 NO OTHER REPRESENTATIONS. The Seller makes no representations, express or implied, of any type whatsoever, concerning the business, assets and/or prospects of the Corporation.

                                    SECTION 4
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         The Purchaser represents and warrants to the Seller as follows:

         4.1 DUE EXECUTION AND ENFORCEABILITY. This Agreement and the agreements annexed hereto as Exhibits to be signed by the Purchaser (the "Purchaser's Documents") have been duly authorized, executed and delivered by the Purchaser and are binding and enforceable in accordance with their terms.

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         4.2 NO VIOLATION. The execution of the Purchaser's Documents by the
Purchaser and the consummation of the transactions contemplated herein and therein do not violate any indenture, mortgage, deed of trust or other agreement to which the Purchaser is a party by which it is bound, or any order or judgment of any court to which the Purchaser is subject.

         4.3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller and the Corporation that the Purchaser is acquiring the Common Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and understands that it may be required to hold the same for an indefinite period.

                                    SECTION 5
                                    RELEASES

         Simultaneously with the execution and delivery of this Agreement:

         5.1 RELEASE OF THE SELLER. The Purchaser and the Corporation shall each deliver to the Seller a general release on a standard Blumberg form, of the Seller by each of them, excepting only (the "Exceptions"): (a) the provisions of this Agreement and (b) the provisions of any instrument or document executed and delivered in connection herewith.

         5.2 RELEASE OF THE CORPORATION. The Seller shall deliver to the Corporation a general release on a standard Blumberg form, excepting only the Exceptions.

         5.3 RELEASE OF CORPORATION'S DIRECTORS. The Corporation shall deliver to the Directors of the Seller, who have also served as Directors of the Corporation, a general release on a standard Blumberg form.

                                    SECTION 6
                                 INDEMNIFICATION

         6.1 INDEMNIFICATION. The Corporation and the Purchaser shall indemnify and hold harmless the Seller and the officers and directors of the Corporation from and against all



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actions, claims and expenses of every description related to any claim against the Seller or any of the officers or directors of the Corporation arising from their status as an officer, director or shareholder of the Corporation but only if arising out of any transaction or any future actions of the Corporation occurring after close of this transaction. The Seller shall indemnify and hold harmless the Corporation and the Purchaser from and against all actions, claims and expenses of every description related to any claim against the Corporation arising from events prior to and through to the date hereof including without limitation the Asset Purchase Agreement between the Seller and the Corporation dated on even date herewith.

                                    SECTION 7
                                CHANGE IN CONTROL

         7.1 The directors of the Corporation have elected Harold J. Fleischman, Esq. as a director of the Corporation and are resigning as officers and directors of the Corporation effective immediately.

                                    SECTION 8
                             TRANSFER OF SECURITIES

         8.1 RESTRICTIONS ON TRANSFER. None of the Subject Shares, until the same are released from restrictions as provided herein ("Restricted Securities"), shall be transferred by the Purchaser without compliance with the following provisions.

         8.2 RESTRICTIVE LEGENDS. The certificate of the Restricted Securities and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall, unless otherwise permitted hereby, be stamped or otherwise imprinted with a legend in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

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         8.3 All transfers of Restricted Securities shall be in accordance with
Rules 144 promulgated by the SEC or pursuant to another exemption from the Securities Act of 1933 to satisfaction of counsel to the Corporation.

                                    SECTION 9
                                   FINDER FEES

         9.1 None of the parties has dealt with any finder, business or real estate broker or investment banker in connection with the proposed transactions and each party shall be solely responsible for, and shall indemnify and hold the other parties harmless from any claims which may be made with respect to any such dealings.

                                   SECTION 10
                                    EXPENSES

         10.1 The Purchaser and the Guarantor, on the one hand, and the Seller on the other hand, shall each bear its or his own costs and expenses in connection with the negotiation and preparation of this letter of intent and the negotiation and drafting of this Agreement and the obtaining of all approvals or consents.

                                   SECTION 11
                   ASSET PURCHASE AGREEMENT; OPTION AGREEMENT

         11.1 The Seller and the Corporation are concurrently herewith entering into and carrying out an asset purchase agreement (the "Asset Purchase Agreement") by which the Corporation is selling certain of its assets to the Seller and an option agreement (the "Option Agreement") relating to the shares of Common Stock of the Corporation being retained by the Seller. The terms and conditions of the Asset Purchase Agreement are set forth in EXHIBIT C annexed and the terms and conditions of the Option Agreement are set forth in EXHIBIT D, hereto.



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                                   SECTION 12
                                  MISCELLANEOUS

         12.1 ENTIRE AGREEMENT. This Agreement and Exhibits A, B, C and D, hereto set forth the entire agreement of the parties concerning the subject matter hereof. This Agreement cannot be orally changed, modified, or discharged, except by an agreement in writing signed by the parties.

         12.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives and assigns.

         12.3 NEW YORK LAW. This Agreement shall be governed by and construed in accordance with New York law without regard to conflicts of laws provisions.

         12.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; ETC. All representations and warranties hereunder shall survive the Closing for one year, after which no claim shall be brought thereon.

         12.5 CAPTIONS. The underlined captions have been included herein for convenience and do not form a part of this Agreement.

         12.6 OTHER DOCUMENTS. Each party shall deliver such further and/or other documents as shall be necessary and desirable to fully carry out the terms of this Agreement and the terms contained in the exhibits hereto.

         12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

         12.8 ARBITRATION. Arbitration any controversy or claim relating to this Agreement, or its breach, or to the relationship created by this Agreement, shall be settled by an arbitration proceeding in New York, New York pursuant to the rules then prevailing of the American Arbitration Association. The decision of a majority of the Arbitrators shall be final and binding on all the parties hereto, and judgment may be entered in any court of competent jurisdiction.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SOUTHRIDGE GROUP, LLC, Purchaser

                                        By: /s/ Yale Farar, Manager
                                            -----------------------------
                                        REPRO-MED SYSTEMS, INC., Seller

                                        By:
                                           -----------------------------
                                                             , President

                                           /s/ Yale Farar, Guarantor
                                        --------------------------------
                                               Yale Farar, Guarantor